SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

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April 14, 2014

Dear Stockholder:

Your vote at the annual meeting of stockholders scheduled for May 22, 2014 is extremely important!

The outcome of this year’s election could result in a change-in- control of your Board with new directors having the ability to approve and recommend to you extraordinary corporate transactions that could significantly affect your investment in Anworth.

Please complete, sign, date and return the enclosed WHITE PROXY CARD today and disregard any gold proxy card you may receive from Western Investment LLC.

Your Current Directors have a Solid Track Record of Delivering Strong Returns to Stockholders.

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Since Anworth’s initial public offering 16 years ago, the total cumulative return on an investment in Anworth’s common stock (including reinvested dividends) has been approximately 255.3%, an 8.2% compounded annual return. Over this same period, Anworth’s returns have significantly exceeded the FTSE NAREIT Mortgage-REIT Index and major U.S. stock indices.[1]

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Over the past five years, including during one of the most difficult stock market environments and prolonged economic recessions in history, a continued investment in Anworth has produced a 60.7% cumulative return on investment (including reinvested dividends), a 9.9% compounded annual rate.

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Your investment in Anworth is off to a strong start in 2014. So far this year, your stock price has increased approximately 26%. Including the dividend paid to you in March 2014, the total return of your investment in Anworth in 2014 has been approximately 29%.

Your Current Board Is Focused on Implementing Anworth’s Investment Strategy, Building

Sustainable Long-Term Return On Investment and Increasing Book Value.

¡	In March 2014 your board increased the quarterly cash dividend on Anworth’s common stock to 14 cents per share. Your investment in Anworth is currently paying a dividend yield of 11%.

¡

Your board recently increased Anworth’s on-going share repurchase program by 10,000,000 shares. During the first quarter of 2014 Anworth repurchased 5,364,414 shares, and during the year ended December 31, 2013 Anworth repurchased 7,646,429 shares. Because these shares were

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repurchased at a discount to net book value per share, your Board increased Anworth’s net book value by approximately $0.12 per share, which equates to an aggregate increase of approximately $16 million.

¡

In 2011, your Board reduced the Company’s investment management costs by entering into a management agreement with our external REIT manager, Anworth Management LLC. The management agreement was approved by 94% of the votes cast by stockholders at the 2011 annual meeting.

¡

We formed a Strategic Review Committee consisting entirely of independent directors. Establishing this committee is an important step in executing our previously announced investment diversification strategy to increase your return on investment. The Committee recently engaged Credit Suisse to identify and explore specific opportunities and transactions to execute our strategy. Credit Suisse also was hired to review, and to make recommendations concerning, Anworth’s capitalization and possible capital market transactions.

Rest assured, your current Board will only implement strategies that are in the best interests of each of you — Anworth’s owners.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY “FOR” THE ELECTION OF YOUR BOARD’s SIX DIRECTOR-NOMINEES: MESSRS. LLOYD McADAMS, LEE A. AULT III, JOE. E. DAVIS, ROBERT C. DAVIS, JOSEPH E. McADAMS AND MARK S. MARON.

* * * * * * * * ** * * *

You may soon be receiving proxy materials and a gold proxy card from Western Investment LLC, a hedge fund managed by Arthur Lipson. Western acquired its entire investment in Anworth in the past four months. Western may be asking you to support its campaign to take control of your board by soliciting your vote to elect five of its opposition director candidates. If Western obtains control of your Board, it stated that it would seek to liquidate your Company. Western may seek control of your Board, without paying you a control premium, or anything, for such Board control.

Your Board strongly urges you not to sign or return any gold proxy card you may receive from or on behalf of Western Investment LLC. Instead, your Board urges you to complete, sign date and return only the WHITE PROXY CARD enclosed with this letter and return it in the pre-addressed envelope provided. You may also refer to the instructions on your WHITE PROXY CARD to vote your shares via the Internet or by phone.

Thank you for your prompt consideration.

Sincerely,

Your Board of Directors

If you have questions or need assistance voting your WHITE proxy card,

please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

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